For Immediate Release:  April 1, 2010

Bridge Capital Holdings
Completes Early Conversion of Preferred Stock

San Jose, CA – April 1, 2010 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today that it reached an agreement for the early conversion of the preferred stock held by the Carpenter Community BancFund.  On March 31, 2010, Bridge Capital Holdings issued a total of 3,710,289 shares of its common stock and convertible promissory notes (the “Notes”) in the aggregate principal amount of $789,860.75 to Carpenter Community BancFund upon conversion of 131,901 shares of the Company’s Series B Mandatorily Convertible Perpetual Preferred Stock and 168,099 shares of the Company’s Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock (collectively, the “Series B and B-1 Preferred”) and as payment of all accrued and unpaid dividends thereon through March 31, 2010, pursuant to an agreement dated as of March 23, 2010.  The effective conversion price of the Series B and B-1 Preferred was $8.46 per share, which was the closing price of the common stock reported on the Nasdaq Global Select Market on the date of the agreement.

As a result of the conversion, there are no shares of Series B and B-1 Preferred outstanding, there are 10,823,453 shares of common stock outstanding, and 93,364 shares of common stock issuable upon conversion of the Notes.  The principal amount of the Notes accrues interest at the rate of 10% per annum and is convertible to common stock at a price of $8.46 per share.  Unless converted earlier, the Notes become due on the earlier of March 31, 2011 or a change of control of the Company.  Bridge Capital Holdings may prepay the Notes on or after August 31, 2010.

“In the fourth quarter of 2008, we began a focused strategic effort to build capital and liquidity and reduce the risk profile of our business, which included the sale of $30 million in preferred stock to the Carpenter Community BancFund,” said Thomas A. Sa, Executive Vice President, Chief Financial Officer and Chief Strategy Officer of Bridge Capital Holdings. “The early conversion of this preferred stock marks a significant achievement in our efforts to manage through the weak economic conditions and position the Company for long-term growth and profitability.  The conversion provides additional support to our already strong tier 1 and tangible common equity levels, removes an element of uncertainty related to the dilutive burden of the preferred stock dividend carry, and is accretive to book value.  We are very pleased with this result for all of our shareholders.”

“We are pleased with the progress that has been made toward the strategic objectives set out in 2008 when we made this investment,” said Edward J. Carpenter of the Carpenter Community BancFund.  “This conversion is evidence of our continued confidence in the Company and its ability to deliver a unique brand of business banking to Silicon Valley business clients.  We look forward to working to build value for all Bridge Capital Holdings shareholders from this improved competitive position.”

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, National Association

Bridge Bank, National Association is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer
Bridge Capital Holdings	Bridge Capital Holdings
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Examples of forward-looking statements include, but are not limited to: statements concerning future profitability or financial performance; statements concerning the adequacy of loan loss reserves or capital; statements of plans and expectations of the Company or its management or board of directors, including those relating to products or services; and stated assumptions underlying such statements.  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; the length and severity of current difficulties in the national and California economies and the effects of federal and state government efforts to address those difficulties; changes in interest rates; fluctuations in assets prices including, but not limited to, stocks, bonds and real estate; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; changes in legislation, regulations or the regulatory environment which adversely affect the Company’s operations or business, including without limitation those relating to the TARP Capital Purchase Program and related executive compensation requirements; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; operational risks including data processing system failures; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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